Exhibit 10.4

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

EMERGENT BIOSOLUTIONS INC.

AND

APTEVO THERAPEUTICS INC.

DATED AS OF JULY 29, 2016

- i -

Schedules

Schedule 1.01	Aptevo Employees
Schedule 5.01	Alternative Equity Award Treatment

- ii -

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT, dated as of July 29, 2016 (this Agreement”), is made and entered into by and between Emergent BioSolutions Inc., a Delaware corporation (“Emergent”), and Aptevo Therapeutics Inc., a Delaware corporation (“Aptevo”).  Aptevo and Emergent are referred to together as the “Parties” and individually as a “Party.” Capitalized terms used herein shall have the respective meanings assigned to them in Article I or elsewhere in this Agreement and capitalized terms used in this Agreement but not otherwise defined herein shall have the meaning assigned to them in the Separation and Distribution Agreement.

RECITALS:

WHEREAS, Emergent, directly or indirectly, currently owns and operates both the Emergent Business and the Aptevo Business;

WHEREAS, the Emergent Board has determined that it is in the best interests of Emergent and its shareholders that the Aptevo Business be operated by a newly incorporated publicly traded company;

WHEREAS, to effect the foregoing, the Separation and Distribution Agreement provides for the contribution from Emergent to Aptevo of certain Assets, the assumption by Aptevo of certain Liabilities from Emergent, the distribution by Emergent of Aptevo Common Shares to Emergent shareholders, and the execution and delivery of this Agreement and certain other agreements to facilitate and provide for the foregoing, in each case subject to the terms and conditions set forth herein and therein; and

WHEREAS, this Agreement describes the principal employment, compensation and employee benefit plan arrangements between the Parties.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

AGREEMENT

ARTICLE I
DEFINITIONS

Section 1.01Defined Terms.  The following capitalized terms as used in this Agreement shall have the meaning set forth below:

“Agreement” shall mean this Employee Matters Agreement and any Schedule hereto.

“Aptevo” shall have the meaning set forth in the first sentence of this Agreement.

“Aptevo 401(k) Plan” shall have the meaning set forth in Section 3.01(a).

“Aptevo Benefit Plan” shall mean, following the Distribution, each Benefit Plan sponsored by, maintained by, or contributed to by the Aptevo Group.

“Aptevo Board” shall mean the board of directors of Aptevo.

“Aptevo Employee” shall mean any Employee of the Aptevo Business as of immediately prior to the Distribution Date as identified on Schedule 1.01 hereto and any other individual identified on Schedule 1.01 hereto.

“Aptevo Equity Awards” shall mean, collectively, the Aptevo Options and Aptevo RSUs.

“Aptevo Health and Welfare Plan” shall mean, following the Distribution, a Health and Welfare Plan sponsored by, maintained by, or contributed to by the Aptevo Group.

“Aptevo Price Ratio” shall mean the quotient obtained by dividing the Aptevo Stock Value by the Emergent Stock Value.

“Aptevo Share Ratio” shall mean the quotient obtained by dividing the Emergent Stock Value by the Aptevo Stock Value.

“Aptevo Stock Value” shall mean the average closing price per share of Aptevo Common Shares trading “regular way” during regular trading hours, as reported on the NASDAQ Global Select Market, for the five consecutive trading days beginning on the Distribution Date.

“Benefit Plan” shall mean any (i) “employee benefit plan,” as defined in ERISA Section 3(3) (whether or not such plan is subject to ERISA); and (ii) employment, compensation, severance, salary continuation, bonus, thirteenth month, incentive, retirement, thrift, superannuation, savings, pension, workers’ compensation, termination benefit (including termination notice requirements), termination indemnity, other indemnification, supplemental unemployment benefit, redundancy pay, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, stock appreciation right, restricted stock, “phantom” stock, performance share, restricted stock unit, other stock-based incentive, change in control, paid time off, perquisite, fringe benefit, vacation, disability, life, or other insurance, death benefit, hospitalization, medical, or other compensatory or benefit plan, program, fund, agreement, arrangement, or policy of any kind (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated), and any trust, escrow or similar agreement related thereto, whether or not funded, excluding any plan, program, fund, agreement, arrangement, or policy (other than for workers’ compensation Liabilities) that is mandated by and maintained solely pursuant to applicable Law.

“COBRA” shall mean coverage required by Code Section 4980B or ERISA Section 601 et.  seq.

“Code” shall mean the U.S.  Internal Revenue Code of 1986, as amended.

“Emergent” shall have the meaning set forth in the first sentence of this Agreement.

“Emergent 401(k) Plan” shall mean the Emergent BioSolutions, Inc.  Employee Deferred Compensation Plan.

“Emergent Benefit Plan” shall mean a Benefit Plan sponsored by, maintained by, or contributed to by the Emergent Group.

“Emergent Board” shall mean the board of directors of Emergent.

“Emergent Employee” shall mean any Employee other than an Aptevo Employee.

“Emergent ESPP” shall mean the Emergent BioSolutions Inc.  2012 Employee Stock Purchase Plan.

“Emergent Health and Welfare Plan” shall mean a Health and Welfare Plan sponsored by, maintained by, or contributed to by the Emergent Group.

“Emergent Post-Distribution Stock Value” shall mean the average closing price per share of Emergent Common Shares trading “regular way” during regular trading hours, as reported on the NYSE, for the five consecutive trading days beginning on the Distribution Date.

“Emergent Price Ratio” shall mean the quotient obtained by dividing the Emergent Post-Distribution Stock Value by the Emergent Stock Value.

“Emergent Share Ratio” shall mean the quotient obtained by dividing the Emergent Stock Value by the Emergent Post-Distribution Stock Value.

“Emergent Stock Program” shall mean, any of, the Fourth Amended and Restated Emergent BioSolutions Inc.  2006 Stock Incentive Plan, the Emergent BioSolutions Inc.  Employee Stock Option Plan, as amended and restated, and any incentive compensation program or arrangement that governs the terms of equity-based incentive awards assumed by the Emergent Group in connection with a corporate transaction and that is maintained by the Emergent Group immediately prior to the Distribution Date, and any sub-plans established thereunder.

“Emergent Stock Value” shall mean the sum of the Emergent Post-Distribution Stock Value and the Aptevo Stock Value.

“Employee” shall mean an current or former employee of the Emergent Group or the Aptevo Group, as applicable, including any employee absent from work on account of vacation, jury duty, funeral leave, personal leave, sickness, short-term disability, long-term disability or workers’ compensation leave (in each case, unless treated as a separated employee for employment purposes), military leave, family leave, pay continuation leave, or other approved leave of absence or for whom an obligation to recall, rehire or otherwise return to employment exists under a contractual obligation or Law.

“Employee Agreement” shall mean an employment contract or other letter agreement between a member of the Emergent Group and an Aptevo Employee.

“Employee Recoupment Asset” shall mean an employer’s right to repayment from an Employee in respect of a tax equalization payment, sign-on bonus payment, relocation expense payment, tuition payment, reimbursement, loan, or other similar item, including any agreement related thereto.

“Employment Tax” shall mean withholding, payroll, social security, workers’ compensation, unemployment, disability and any similar tax imposed by any Tax Authority or social security authority, and any interest, penalties, additions to tax, or additional amounts with respect to the foregoing imposed on any taxpayer or consolidated, combined, or unitary group of taxpayers.  With respect to any Employment Tax, the term “Tax Authority” shall mean the governmental entity or political subdivision thereof that imposes such Employment Tax, and the agency (if any) charged with the collection of such Employment Tax for such entity or subdivision.

“ERISA” shall mean the U.S.  Employee Retirement Income Security Act of 1974, as amended.

“Health and Welfare Plan” shall mean any Benefit Plan established or maintained to provide, for Employees who work primarily in the United States or their beneficiaries, through the purchase of insurance or otherwise, medical, dental, prescription, vision, short-term disability, long-term disability, death benefits, life insurance, accidental death and dismemberment insurance, business travel accident insurance, employee assistance program, group legal services, wellness, cafeteria (including premium payment, health care flexible spending account, and dependent care flexible spending account components), travel reimbursement, transportation, vacation benefits, apprenticeship or other training programs, day care centers, or prepaid legal services benefits, including any “employee welfare benefit plan” (as defined in ERISA Section 3(1)) that is not a severance plan.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“Incurred Claim” shall mean a Liability related to services or benefits provided under a Benefit Plan, and shall be deemed to be incurred: (i) with respect to medical, dental, vision, and prescription drug benefits, upon the rendering of services giving rise to such Liability; (ii) with respect to death benefits, life insurance, accidental death and dismemberment insurance, and business travel accident insurance, upon the occurrence of the event giving rise to such Liability; (iii) with respect to disability benefits, upon the date of disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such Liability; (iv) with respect to a period of continuous hospitalization, upon the date of admission to the hospital; and (v) with respect to tuition reimbursement, upon completion of the requirements for such reimbursement.

“Option” shall mean (i) when immediately preceded by “Emergent,” an option to purchase one or more Emergent Common Shares granted under an Emergent Stock Program and outstanding immediately prior to the Distribution Date (whether or not then exercisable); (ii) when immediately preceded by “Adjusted Emergent,” an option to purchase one or more Emergent Common Shares adjusted in accordance with Section 5.01; and (iii) when immediately preceded by “Aptevo,” an option to purchase one or more Aptevo Common Shares granted by Aptevo in accordance with Section 5.01.

“Party” shall have the meaning set forth in the second sentence of this Agreement.

“RSU” shall mean (i) when immediately preceded by “Emergent,” a restricted stock unit award granted pursuant to an Emergent Stock Program and outstanding immediately prior to the Distribution Date; (ii) when immediately preceded by “Adjusted Emergent,” a restricted stock unit award granted pursuant to an Emergent Stock Program adjusted in accordance with Section 5.01; and (iii) when immediately preceded by “Aptevo,” a restricted stock unit award granted by Aptevo in accordance with Section 5.01.

“Securities Act” shall mean the U.S.  Securities Act of 1933, as amended.

“Separation and Distribution Agreement” shall mean the Separation and Distribution Agreement by and between the Parties, dated as of the date hereof.

“Transferred Employee” shall have the meaning set forth in Section 2.02(a).

“Transferred Flexible Spending Account Balances” shall have the meaning set forth in Section 4.01(d)(iii).

ARTICLE II
GENERAL PRINCIPLES

Section 2.01Allocation of Liabilities.

(a)Aptevo Liabilities. Effective as of the Distribution Date, and except as expressly provided in this Agreement, Aptevo hereby assumes (or retains) and agrees to pay, perform, fulfill, and discharge all Liabilities to the extent relating to, arising out of, or resulting from:

(i)the employment (or termination of employment) of each Transferred Employee on or after the Distribution Date (including, in each case, all Liabilities relating to, arising out of, or resulting from Employment Taxes, any Emergent Benefit Plan or any Aptevo Benefit Plan);

(ii)the employment of each Aptevo Employee prior to the Distribution Date (including all Liabilities relating to, arising out of, or resulting from Employment Taxes, any Emergent Benefit Plan or any Aptevo Benefit Plan) to the extent such Liabilities have not been paid, performed, fulfilled or discharged by Emergent prior to the Distribution Date; and

(iii)obligations, Liabilities, and responsibilities expressly assumed or retained by Aptevo pursuant to this Agreement.

(b)Emergent Liabilities.  Effective as of the Distribution Date, and except as expressly provided in this Agreement, Emergent hereby retains (or assumes) and agrees to pay,

perform, fulfill, and discharge all Liabilities to the extent relating to, arising out of, or resulting from:

(i)the employment (or termination of employment) of each Emergent Employee prior to, on, or after the Distribution Date (including all Liabilities to the extent relating to, arising out of, or resulting from Employment Taxes or any Emergent Benefit Plan); and

(ii)obligations, Liabilities, and responsibilities expressly retained or assumed by Emergent pursuant to this Agreement.

(c)Other Liabilities.  To the extent that this Agreement does not cover particular obligations, Liabilities or responsibilities that relate to, arise out of, or result from employment (or termination of employment), Employment Taxes or any Benefit Plan and the Parties later determine that they should be allocated in connection with the Separation, such obligations, Liabilities or responsibilities shall be handled in a manner similar to the manner in which this Agreement handles comparable obligations, Liabilities or responsibilities, subject to the mutual agreement of the Parties.

Section 2.02Employment with Aptevo.

(a)Employment Transfers.  The Parties intend for Aptevo Employees to transfer to the Aptevo Group and shall use commercially reasonable efforts and cooperate with each other to effectuate this intent.  Except as otherwise mutually agreed upon by the Parties, as of the Distribution Date, the Aptevo Group shall continue to employ (on a basis consistent with Section 2.02(b)) each Aptevo Employee.  Each Aptevo Employee who continues employment with the Aptevo Group following the Distribution Date will be referred to in this Agreement as a “Transferred Employee.”

(b)Compensation and Benefits.

(i)Emergent shall use commercially reasonable efforts to provide that, except as otherwise mutually agreed upon by the Parties, no transfer of employment of an Aptevo Employee prior to the Distribution Date to an entity that will be a part of the Aptevo Group will cause such Aptevo Employee to lose coverage under any Emergent Benefit Plan prior to the Distribution Date.  Except as expressly provided in this Agreement or as required by Law, no Transferred Employee shall participate in any Emergent Benefit Plan following the Distribution Date.

(ii)Except as expressly provided in this Agreement, the Aptevo Group shall provide to each Transferred Employee as of the Distribution Date (A) base salary at at least the same rate as provided to that Transferred Employee immediately prior to the Distribution Date and (B) cash incentive compensation opportunities that are comparable in the aggregate to those cash incentive compensation opportunities offered under the corresponding Emergent Benefit Plan(s) immediately prior to the Distribution Date.

(iii)Except as expressly provided in this Agreement, the Aptevo Group shall take commercially reasonable efforts to provide the Transferred Employees with total cash and non-cash compensation that is substantially comparable in the aggregate to cash and non-cash compensation provided by the Emergent Group immediately prior to the Distribution Date.

Nothing in (ii) or (iii) of this section 2.02(b) shall prevent the Aptevo Group from modifying the compensation and benefits of a Transferred Employee after the Distribution Date.

(c)Service Credit.  Except as expressly provided in this Agreement or to the extent it would result in a duplication of benefits, Aptevo and each Aptevo Benefit Plan shall give each Transferred Employee credit for all service with the Emergent Group and shall calculate such service as it would be calculated by Emergent or under the corresponding Emergent Benefit Plan as of the Distribution Date.

Section 2.03Establishment of Aptevo Plans.

(a)Generally.  Prior to the Distribution Date, except to the extent they would result in the imposition of a commercially unreasonable cost or administrative burden on Aptevo, Aptevo shall take commercially reasonable efforts to adopt Benefit Plans (and related trusts, if applicable, as determined by the Parties), and Aptevo shall take commercially reasonable efforts to provide that such Aptevo Benefit Plans have terms that are substantially similar to those of the corresponding Emergent Benefit Plans.  For the avoidance of doubt, Aptevo may limit participation in any Aptevo Benefit Plan to Transferred Employees who participated in the corresponding Emergent Benefit Plan immediately prior to the Distribution Date.

(b)Plan Information and Operation.  Aptevo shall require Transferred Employees to submit new elections with respect to the Aptevo Benefit Plans.  Except as provided in this Agreement, the Distribution and the transfer of any Employee’s employment to the Aptevo Group shall not cause a distribution from or payment of benefits under any Emergent Benefit Plan.

ARTICLE III
U.S.  QUALIFIED RETIREMENT PLAN

Section 3.01401(k) Plan.

(a)Establishment of Aptevo 401(k) Plan.  Prior to the Distribution Date, Aptevo shall take any and all steps necessary or appropriate to establish a defined contribution plan and trust to be effective as of the Distribution Date for the benefit of Transferred Employees (the “Aptevo 401(k) Plan”).  The Aptevo Group shall be responsible for taking or causing to be taken all necessary, reasonable and appropriate action to establish, maintain, and administer the Aptevo 401(k) Plan so that it qualifies under Section 401(a) of the Code and the related trust thereunder is exempted from federal income taxation under Section 501(a)(1) of the Code.  For the avoidance of doubt, nothing in this Section 3.01 shall be construed to require Aptevo to maintain any investment option which the fiduciaries (as such term is defined in Section 3(21) of ERISA) of the Aptevo 401(k) Plan deem to be imprudent or inappropriate for the Aptevo 401(k) Plan or which cannot be maintained without commercially unreasonable cost or administrative burden for the Aptevo 401(k) Plan and its administrator.

(b)Assumption of Liabilities and Transfer of Assets.

(i)Effective as of the Distribution Date or at such other time as is mutually agreed to by the Parties, but subject to the asset transfer specified in Section 3.01(b)(ii) below, the Aptevo 401(k) Plan shall assume and be solely responsible for all Liabilities for or relating to Transferred Employees under the Emergent 401(k) Plan. The Aptevo Group shall be responsible for all ongoing rights of or relating to Aptevo Employees for future participation (including the right to make contributions through payroll deductions) in the Aptevo 401(k) Plan.

(ii)Effective as of the Distribution Date or at such other time as is mutually agreed to by the Parties, Emergent shall cause the account balances (including any outstanding loan balances) in the Emergent 401(k) Plan attributable to Transferred Employees to be transferred in cash and in-kind (including, but not limited to, participant loans), to the Aptevo 401(k) Plan, and Aptevo shall cause the Aptevo 401(k) Plan to accept such transfer or accounts and underlying assets and, effective as of the date of such transfer, to assume and to fully perform pay or discharge, all obligations of the Emergent 401(k) Plans relating to the accounts of Transferred Employees (to the extent those assets related to those accounts are actually transferred from the Emergent 401(k) Plan). The transfer shall be conducted in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1, and Section 208 of ERISA. Subject to the generally applicable requirements of this Section 3.01(b)(ii), the named fiduciaries (as such term is defined in ERISA) of the Aptevo 401(k) Plan and the Emergent 401(k) Plan shall cooperate in good faith to effect the transfers contemplated by this Section 3.01(b)(ii) in an efficient and effective manner and in the best interests of participants and beneficiaries, including, but not limited to, determining whether and to what extent any investments held under the Emergent 401(k) Plan (other than participant loans) shall be liquidated prior to the transfer date to enable the value of such investments to be transferred to the Aptevo 401(k) Plan in cash or cash equivalents.

ARTICLE IV
WELFARE AND FRINGE BENEFIT PLANS

Section 4.01Health and Welfare Plans.

(a)Establishment of Aptevo Health and Welfare Plans.  Aptevo shall establish the Aptevo Health and Welfare Plans in accordance with Section 2.03(a) hereof.

(b)Waiver of Conditions; Benefit Maximums.

(i)With respect to initial enrollment following the Distribution Date, Aptevo shall, to the extent commercially reasonable, cause the Aptevo Health and Welfare Plans to waive:

(A)all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to any Transferred Employee, other than limitations that were in effect with respect to the Transferred Employee under the applicable Emergent Health and Welfare Plan as of immediately prior to the Distribution Date, and

(B)any waiting period limitation or evidence of insurability requirement applicable to a Transferred Employee other than limitations or requirements that were in effect with respect to such Transferred Employee under the applicable Emergent Health and Welfare Plan as of immediately prior to the Distribution Date; and

(ii)The Aptevo Health and Welfare Plans shall not be required to take into account:

(A)with respect to aggregate annual, lifetime, or similar maximum benefits available under the Aptevo Health and Welfare Plans, a Transferred Employee’s prior claim experience under the Emergent Health and Welfare Plans and any Benefit Plan that provides leave benefits; or

(B)any eligible expenses incurred by a Transferred Employee and his or her covered dependents during the portion of the plan year of the applicable Emergent Health and Welfare Plan ending on the Distribution Date to be taken into account under such Aptevo Health and Welfare Plan for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Aptevo Health and Welfare Plan.

(c)Allocation of Health and Welfare Assets and Liabilities.

(i)General Principles.  Except as otherwise specifically provided in this Agreement, Emergent shall retain all Liabilities relating to Incurred Claims under the Emergent Health and Welfare Plans, and shall also retain Assets (including, without limitation, Medicare reimbursements, pharmaceutical rebates, and similar items) associated with such Incurred Claims.  Aptevo shall be responsible for all Liabilities relating to Incurred Claims under any Aptevo Health and Welfare Plan and shall also retain Assets (including, without limitation, Medicare reimbursements, pharmaceutical rebates, and similar items) associated with such Incurred Claims.

(ii)Disability Benefits.   Notwithstanding any other provision hereof, Emergent shall be responsible for Incurred Claims (including ongoing benefit payments) of Emergent Employees for short- and long-term disability benefits, regardless of when the applicable Incurred Claim is or was incurred (including either before or after the Distribution Date), and Aptevo shall be responsible for Incurred Claims (including ongoing benefit payments) of Transferred Employees for short-term disability benefits, regardless of when the applicable Incurred Claim is or was incurred (including either before or after the Distribution Date) and for long-term disability benefits to the extent the claim is incurred on or after the Distribution Date. For the avoidance of doubt, Emergent shall be responsible for the Incurred Claims of any Aptevo Employee for long-term disability benefits to the extent the claim was incurred prior to the Distribution Date and any Aptevo Employee with such an Incurred Claim for long-term disability benefits shall be eligible to receive benefits under the applicable Emergent long term disability plan notwithstanding his or her having become a Transferred Employee.

(iii)Flexible Spending Accounts.  The Parties shall take all actions necessary to ensure that, effective as of the Distribution Date (A) the health care and dependent care flexible spending accounts of each Transferred Employee (whether positive or negative) (collectively, the “Transferred Flexible Spending Account Balances”) under the applicable Emergent Health and Welfare Plan shall be transferred to the corresponding Aptevo Health and Welfare Plan; (B) the elections, contribution levels and coverage of the applicable Transferred Employees shall apply under the Aptevo Health and Welfare Plan in the same manner as under the corresponding Emergent Health and Welfare Plan; and (C) the applicable Transferred Employees shall be eligible for reimbursement from the Aptevo Health and Welfare Plan on the same basis and the same terms and conditions as under the corresponding Emergent Health and Welfare Plan.  As soon as practicable after the Distribution Date, and in any event within 30 business days after the amount of the Transferred Flexible Spending Account Balances is determined, Emergent shall pay Aptevo the net aggregate amount of the Transferred Flexible Spending Account Balances, if such amount is positive, and Aptevo shall pay Emergent the net aggregate amount of the Transferred Flexible Spending Account Balances, if such amount is negative.

(d)Emergent Health and Welfare Plans after Distribution Date.  Transferred Employees shall cease to participate in the Emergent Health and Welfare Plans effective as of the Distribution Date, subject to Section 4.02 hereof.

Section 4.02COBRA and HIPAA.  Emergent shall continue to be responsible for compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the Emergent Health and Welfare Plans with respect to any (a) Emergent Employees (and their covered dependents) who incur a qualifying event under COBRA on, prior to, or following the Distribution Date and (b) Aptevo Employees (and their covered dependents), with respect to qualifying events under COBRA incurred prior to or on the Distribution Date.  Aptevo shall assume responsibility for compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the Aptevo Health and Welfare Plans with respect to any Transferred Employees (and their covered dependents) who incur a qualifying event or loss of coverage under the Emergent Health and Welfare Plans and/or the Aptevo Health and Welfare Plans after the Distribution Date.  The Parties agree that the consummation of the transactions contemplated by the Separation and Distribution Agreement shall not constitute a COBRA qualifying event for any purpose of COBRA.

Section 4.03Vacation, Holidays and Leaves of Absence.  Effective as of the Distribution Date, Aptevo shall assume all Liabilities with respect to vacation, holiday, annual leave or other leave of absence (including unused paid-time off hours held in each Aptevo Employee’s catastrophic bank), and required payments related thereto, for each Aptevo Employee.  Emergent shall retain all Liabilities with respect to vacation, holiday, annual leave or other leave of absence (including unused paid-time off hours held in each Emergent Employee’s catastrophic bank), and required payments related thereto, for each Emergent Employee.

Section 4.04Severance and Unemployment Compensation.  Effective as of the Distribution Date, Aptevo shall be responsible for any and all Liabilities to, or relating to,

Transferred Employees in respect of severance and unemployment compensation.  Emergent shall be responsible for any and all Liabilities to, or relating to, Emergent Employees in respect of severance and unemployment compensation, regardless of whether the event giving rise to the Liability occurred prior to, on, or following the Distribution Date.

Section 4.05.  Workers’ Compensation.  With respect to claims for workers compensation in the United States, (a) the Aptevo Group shall be responsible for claims in respect of Transferred Employees, whether occurring on or following the Distribution Date, and (b) the Emergent Group shall be responsible for all claims in respect of Emergent Employees, whether occurring prior to, on or following the Distribution Date.

ARTICLE V
EQUITY, INCENTIVE, AND EXECUTIVE COMPENSATION PROGRAMS

Section 5.01Equity Incentive Programs.

(a)General Principles.

(i)Except as set forth on Schedule 5.01, outstanding Emergent Options and Emergent RSUs shall be treated as set forth in this Section 5.01. The Parties shall use commercially reasonable efforts to take all actions necessary or appropriate so that each outstanding Emergent Option and Emergent RSU award granted under an Emergent Stock Program (other than the awards described on Schedule 5.01) shall be adjusted as set forth in this Section 5.01.

(ii)Following the Distribution, an Employee or other service provider who is employed (or otherwise providing services) (a “Holder”) who has outstanding awards under the Emergent Stock Program or Aptevo Equity Awards shall be considered to have been employed by or have provided services to, as the case may be, the applicable plan sponsor before and after the Distribution for purposes of vesting.  For purposes of the equity awards described in this Section 5.01, the Distribution shall not result in a termination of employment or service for any service provider.  Rather the date of termination of employment or service with the applicable plan sponsor following the Distribution shall be the Holder’s termination date for purposes of any outstanding equity awards.  For the avoidance of doubt, however, for purposes of the Emergent ESPP only, the Distribution shall result in a termination of employment or service for any service provider holding options granted under the Emergent ESPP at the Effective Time.

(iii)No award described in this Article V, whether outstanding or to be issued, adjusted, substituted or cancelled by reason of or in connection with the Distribution, shall be adjusted, settled, cancelled, or exercisable, until in the judgment of the administrator of the applicable plan or program such action is consistent with all applicable Laws, including U.S.  securities Laws.  Neither the period of exercisability nor the term of any award will be extended on account of a period during which such an award is not exercisable pursuant to the preceding sentence.

(iv)The adjustment or conversion of Emergent Options and Emergent RSUs shall be effectuated in a manner that is intended to avoid the imposition of any penalty or other taxes on the holders thereof pursuant to Section 409A of the Internal Revenue Code.

(b)Options.

(i)Each Emergent Option that is outstanding as of the Effective Time that is held by an Emergent Employee or other Emergent Business service provider shall remain an option to purchase Emergent Common Shares and shall be adjusted as described below to reflect the Distribution.  Each such Adjusted Emergent Option shall be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Emergent Option immediately prior to the Effective Time; provided, however, that from and after the Effective Time: (x) the per-share exercise price of each such Adjusted Emergent Option shall be equal to the product of (I) the per-share exercise price of the corresponding Emergent Option immediately prior to the Distribution Date multiplied by (II) the Emergent Price Ratio, rounded up to the nearest whole cent; and (y) the number of Emergent Common Shares subject to each such Adjusted Emergent Option shall be equal to the product of (I) the number of Emergent Common Shares subject to each such Adjusted Emergent Option immediately prior to the Effective Time multiplied by (II) the Emergent Share Ratio, with any fractional shares rounded down to the nearest whole share.

(ii)Each Emergent Option that is outstanding as of the Effective Time that is held by an Aptevo Employee or other Aptevo Business service provider shall be converted into an option to purchase Aptevo Common Shares and shall be adjusted as described below to reflect the Distribution.  Each such Aptevo Option shall be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Emergent Option immediately prior to the Effective Time; provided, however, that from and after the Effective Time: (x) the per-share exercise price of each such Aptevo Option shall be equal to the product of (I) the per-share exercise price of the corresponding Emergent Option immediately prior to the Effective Time multiplied by (II) the Aptevo Price Ratio, rounded up to the nearest whole cent; and (y) the number of Aptevo Common Shares subject to each such Aptevo Option shall be equal to the product of (A) the number of Emergent Common Shares subject to the corresponding Emergent Option immediately prior to the Effective Time multiplied by (B) the Aptevo Share Ratio, with any fractional share rounded down to the nearest whole share.

(c)RSUs.

(i)Each award of Emergent RSUs held by an Emergent Employee or other Emergent Business service provider immediately prior to the Effective Time shall be adjusted, effective as of the Effective Time, by multiplying the number of Emergent Common Shares subject to each such award of Emergent RSUs by the Emergent Share Ratio, which product shall be rounded up to the nearest whole number of units.  Each Adjusted Emergent RSU shall be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Emergent RSU immediately prior to the Effective Time.

(ii)Each award of Emergent RSUs held by an Aptevo Employee or other Aptevo Business service provider immediately prior to the Effective Time shall be converted to a restricted unit award relating to a number of Aptevo Common Shares determined by multiplying the number of Emergent Common Shares subject to each such award of Emergent RSUs by the Aptevo Share Ratio, which product shall be rounded up to the nearest whole number of Aptevo RSUs.  Except as otherwise provided herein, each Aptevo RSU shall be subject to the same terms and conditions after the Distribution as the terms and conditions applicable to the corresponding Emergent RSUs immediately prior to the Distribution.

(d)Liabilities for Settlement of Awards.

(i)Emergent shall be responsible for all Liabilities associated with Adjusted Emergent Options (regardless of the holder of such awards) including any option exercise, share delivery, registration or other obligations related to the exercise of the Adjusted Emergent Options.

(ii)Emergent shall be responsible for all Liabilities associated with Adjusted Emergent RSUs (regardless of the holder of such awards) including any share delivery, registration or other obligations related to the settlement of the Adjusted Emergent RSUs.

(iii)Aptevo shall be responsible for all Liabilities associated with Aptevo Options (regardless of the holder of such awards) including any option exercise, share delivery, registration or other obligations related to the exercise of the Aptevo Options.

(iv)Aptevo shall be responsible for all Liabilities associated with Aptevo RSUs (regardless of the holder of such awards) including any share delivery, registration or other obligations related to the settlement of the Aptevo RSUs.

(e)Registration and Other Regulatory Requirements.  As soon as possible following the Distribution Date, but in any case before the date of issuance of any Aptevo Common Shares pursuant to the Aptevo Therapeutics Inc. Converted Equity Awards Incentive Plan, Aptevo agrees to file a Form S-8 Registration Statement with respect to, and to cause to be registered pursuant to the Securities Act, the Aptevo Common Shares authorized for issuance under such equity plan as required pursuant to the Securities Act.

Section 5.02Annual Incentive Plans and Executive Severance Arrangements.

(a)Annual Bonuses Generally.  The Aptevo Group shall be responsible for all annual bonus payments to Transferred Employees in respect of any plan year, the payment date for which occurs on or after the Distribution Date.

(b)Establishment of Aptevo Annual Bonus Plan for Executive Officers.  Effective as of or before the Distribution Date, Aptevo shall establish the Aptevo Annual Bonus Plan for Executive Officers with terms and conditions substantially similar to those of the Emergent Annual Bonus Plan for Executive Officers as of the Distribution Date.

(c)Establishment of Aptevo Senior Management Severance Plan.  Effective as of or before the Distribution Date, Aptevo shall establish the Aptevo Senior Management

Severance Plan with terms and conditions similar to those of the Second Amended and Restated Emergent Senior Management Severance Plan as of the Distribution Date.

ARTICLE VI
MISCELLANEOUS

Section 6.01Transfer of Records and Information.  Emergent shall transfer to Aptevo any and all employment records and information (including, but not limited to, any Form I-9, Form W-2 or other Internal Revenue Service forms) with respect to Transferred Employees and other records reasonably required by Aptevo to enable Aptevo properly to carry out its obligations under this Agreement.  Such transfer of records and information generally shall occur as soon as administratively practicable on or after the Distribution Date.  Each Party will permit the other Party reasonable access to Employee records and information, to the extent reasonably necessary for such accessing Party to carry out its obligations hereunder.

Section 6.02Cooperation.  Each Party shall upon reasonable request provide the other Party and the other Party’s respective Affiliates, agents, and vendors all information reasonably necessary to the other Party’s performance of its obligations hereunder.  The Parties agree to use their respective best efforts and to cooperate with each other in order to carry out their obligations hereunder and to effectuate the terms of this Agreement.

Section 6.03Employee Agreements.  As of the Distribution Date, Emergent and the applicable member of the Emergent Group hereby assign to Aptevo or another member of the Aptevo Group: (a) to the extent an Aptevo Employee did not otherwise sign an Employee Agreement to effectuate his or her transfer to and hiring by Aptevo, each Employee Agreement entered into between a member of the Emergent Group and any Aptevo Employee; and (b) all rights or obligations under any Employee Agreement relating to the Aptevo Business; provided, however, that Emergent and the Emergent Group shall retain all rights or obligations under each Employee Agreement or applicable Law to the extent that such rights or obligations are unrelated to the Aptevo Business.  After the Distribution Date, (i) the Aptevo Group shall keep secret and retain in strictest confidence, and shall not use for the benefit of itself or others, any Emergent Group confidential or proprietary information that is unrelated to the Aptevo Business, and the Aptevo Group shall ensure that its Employees are bound by a secrecy obligation in accordance with this provision, and (ii) the Emergent Group shall keep secret and retain in strictest confidence, and shall not use for the benefit of itself or others, any Aptevo Group confidential or proprietary information that is unrelated to the Emergent Business, and the Emergent Group shall ensure that its Employees are bound by a secrecy obligation in accordance with this provision.  Upon written request by Emergent or the Emergent Group, Aptevo or the Aptevo Group shall make available to Emergent or the Emergent Group the original copy of any Employee Agreement that was assigned to Aptevo or the Aptevo Group under this Agreement.

Section 6.04Repayment Assets.  Effective as of the Distribution Date, the Emergent Group shall be entitled to all Employee Recoupment Assets in respect of Emergent Employees, and the Aptevo Group shall be entitled to all Employee Recoupment Assets in respect of Aptevo Employees.  Without limiting the generality of the foregoing, the Emergent Group hereby assigns to the Aptevo Group, effective as of the Distribution Date, all rights and obligations relating to any Employee Recoupment Assets of the Emergent Group in respect of any Aptevo Employee.

Section 6.05Compliance.  The agreements and covenants of the Parties hereunder shall at all times be subject to the requirements and limitations of applicable Law.  Where an agreement or covenant of a Party hereunder cannot be effected in compliance with applicable Law, the Parties agree to negotiate in good faith to modify such agreement or covenant to the least extent possible in keeping with the original agreement or covenant in order to comply with applicable Law.  Each provision of this Agreement is subject to and qualified by this Section 6.05, whether or not such provision expressly states that it is subject to or limited by applicable Law.  Each reference to the Code, ERISA, or the Securities Act or any other Law shall be deemed to include the rules, regulations, and guidance issued thereunder.

Section 6.06Preservation of Rights.  Unless expressly provided otherwise in this Agreement, nothing herein shall be construed as a limitation on the right of the Emergent Group or the Aptevo Group to (a) amend or terminate any Benefit Plan or (b) terminate the employment of any Employee.

Section 6.07Transition Services.  Except as otherwise provided in the Transition Services Agreement or as otherwise expressly provided herein, neither Party shall have any responsibility for providing services to the other Party with respect to employee or Benefit Plan matters after the Distribution Date.

Section 6.08Reimbursement.  The Parties acknowledge that the Emergent Group, on the one hand, and the Aptevo Group, on the other hand, may incur costs and expenses (including, without limitation, contributions to Benefit Plans and the payment of insurance premiums) which are, as set forth in this Agreement, the responsibility of the other Party.  Accordingly, the Parties agree to reimburse each other, as soon as practicable but in any event within 30 days after receipt from the other Party of appropriate verification, for all such costs and expenses.

Section 6.09Not a Change in Control.  The Parties acknowledge and agree that the transactions contemplated by the Separation and Distribution Agreement and this Agreement do not constitute a “change in control” or a “change of control” for purposes of any Benefit Plan.

Section 6.10Incorporation by Reference.  The following sections of the Separation and Distribution Agreement are hereby incorporated into this Agreement by reference: Section 11.1.  Counterparts; Entire Agreement; Corporate Power; Section 11.2.  Governing Law; Section 11.3.  Assignability; Section 11.4.  Third-Party Beneficiaries; Section 11.5.  Notices; Section 11.6.  Severability; Section 11.7.  Force Majeure; Section 11.8.  Publicity; Section 11.9  Expenses; Section 11.10.  Headings; Section 11.11.  Survival of Covenants; Section 11.12.  Waivers of Default; Section 11.13 Specific Performance; Section 11.14.  Amendments; Section 11.15.  Interpretation; Section 11.16  No Set Off; Section 11.17 Limitations of Liability; Section 11.18 Performance.

Section 6.11Limitation on Enforcement.  This Agreement is an agreement solely between the Parties.  Nothing in this Agreement, whether express or implied, shall be construed to: (a) confer upon any Emergent Employee or Aptevo Employee, or any other person any rights or remedies, including, but not limited to any right to (i) employment or recall; (ii) continued employment or continued service for any specified period; or (iii) claim any particular compensation, benefit or aggregation of benefits, of any kind or nature; or (b) create, modify, or amend any Benefit Plan.

Section 6.12Further Assurances and Consents.  In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties hereto shall use commercially reasonable efforts to (a) execute and deliver such further instruments and documents and take such other actions as the other Party may reasonably request to effectuate the purposes of this Agreement and carry out the terms hereof; (b) take, or cause to be taken, all actions, and do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws  and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using commercially reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable to consummate the transactions contemplated by this Agreement; provided that no Party hereto shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom those consents, approvals and amendments are required or to take any action or omit to take any action if the taking of action or the omission to take action would be unreasonably burdensome to the Party or the business thereof.

Section 6.13Third Party Consent.  If the obligation of any Party under this Agreement depends on the consent of a third party, such as a vendor or insurance company, and that consent is withheld, the Parties shall use commercially reasonable efforts to implement the applicable provisions of this Agreement to the fullest extent practicable.  If any provision of this Agreement cannot be implemented due to the failure of a third party to consent, the Parties shall negotiate in good faith to implement the provision in a mutually satisfactory manner, taking into account the original purposes of the provision in light of the Distribution and communications to affected individuals.

Section 6.14Effect if Distribution Does Not Occur.  If the Distribution does not occur, then all actions and events that are to be taken under this Agreement, or otherwise in connection with the Distribution, shall not be taken or occur, except to the extent specifically provided by Emergent.

Section 6.15Disputes.  The Parties agree to use commercially reasonable efforts to resolve in an amicable manner any and all controversies, disputes and claims between them arising out of or related in any way to this Agreement.  The Parties agree that any controversy, dispute or claim (whether arising in contract, tort or otherwise) arising out of or related in any way to this Agreement that cannot be amicably resolved informally will be resolved pursuant to the dispute resolution procedures set forth in Article VII of the Separation and Distribution Agreement.

Section 6.16Schedules.  As of the Distribution Date, the Parties shall update any Schedules to this Agreement, as necessary.

[SIGNATURE PAGE FOLLOWS]

The Parties have caused this Agreement to be signed by their authorized representatives as of the Distribution Date.

Aptevo THERAPEUTICS INC.		EMERGENT BIOSOLUTIONS INC

BY	/s/ Marvin White	BY	/s/ Daniel Abdun-Nabi

NAME:	Marvin White	NAME:	Daniel Abdun-Nabi

TITLE:	President and Chief Executive Officer	TITLE:	President and Chief Executive Officer